Executive Compensation Agreement

1.	Parties

This Executive Compensation Agreement (“Agreement”) is between Avant Technologies, Inc. (“Company”) and Kenneth L. Waggoner (“Executive”). The Company and the Executive will be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

2.	Term of Agreement

The term of this Agreement shall commence on July 10, 2024 (“Effective Date”) and shall expire on July 10, 2025 (“Term”). The Agreement shall be automatically extended for an additional one-year period (“Additional Term”), unless the Agreement has been terminated prior to the extension, or Notice of non-extension is provided by either Party, for any reason, prior to commencement of the Additional Term.

3.	Services to be Performed

The Executive shall serve as the Chief Executive Officer of the Company and shall have the authorities and responsibilities customarily associated with the status of such position at Nasdaq-listed technology companies of the same size as the Company. In his capacity as Chief

Executive Officer, the Executive shall report directly to the Company’s Board of Directors (“Board”) and shall have ultimate responsibility for all the Company’s current and future operations in the United States and abroad.

The Executive shall devote substantially all of his business time, effort, and energy to the business of the Company; provided, however, that notwithstanding the foregoing, the Executive may: (i) engage in civic, charitable, public service, and community activities and affairs; (ii) accept and fulfill a reasonable number of speaking engagements; and (iii) manage his personal investments and affairs, as long as such activities do not, in the Executive’s reasonable and good faith judgment, interfere, individually or in the aggregate, with his obligations and the proper performance of his duties and responsibilities to the Company under this Agreement in any material respect.

4.	Base Compensation; Bonus Plans

The Executive shall be paid a base salary of $720,000 annually, payable in shares of common stock of the Company (“Shares”) subject to the conditions and restrictions set forth in this Agreement. The base salary shall be increased, retroactively, to the Effective Date to $1,440,000 upon the Shares being listed on a national stock exchange. The Executive’s base salary in effect, from time to time, exclusive of any other compensation under this Agreement, is hereinafter referred as the “Base Salary.” The Base Salary shall commence upon the Effective Date. The number of Shares shall be paid on a quarterly basis at the beginning of each quarter (“Payment Date”), prorated for partial quarters that will be determined by dividing $180,000 (which is the Executive’s Base Salary for 3 months) by the Company’s 20-day Volume Weighted Average Price per Share immediately prior to the relevant Payment Date. If, in the reasonable judgement of the Board, the Executive raises sufficient equity financing or other working capital, the Executive shall be entitled to an additional bonus consisting of 10% of the net amount of equity financing or other working capital. This additional bonus shall be payable to the Executive within 30 days of such financing or infusion of capital.

The Executive represents that he is an accredited investor as such term is defined under the Securities Act of 1933, as amended (“Act”). The Executive acknowledges that: (i) the Stock is not currently registered under the Act, or the securities laws of any state (“State Acts”), in reliance upon an exemption from the registration requirements of the Act and the State Acts; (ii) that absent an exemption from registration contained in the Act and the State Acts, the Stock, would require registration; and (iii) that the Company's reliance upon such exemptions is based, in material part, upon the Executive’s representations, warranties, and agreements contained in this Agreement. The Executive understands that the certificates for the Stock will be affixed with a restrictive legend.

5.	Participation in Benefit Plans; Additional Benefits

During the Term, if the Company offers a health or retirement benefit plan (including a 401(k) or pension plan) the Executive shall be eligible to participate. If no plan is offered to the Executive, the Company shall reimburse the Executive for payments for a family health plan with monthly costs not to exceed $2,500, which shall be payable in Shares pursuant to the mechanism stated in Section 4 of this Agreement.

During the Term, the Executive shall be entitled to 4 weeks of paid vacation.

During the Term, the Executive shall be entitled to 2 weeks paid sick leave.

The Company shall reimburse the Executive, on a non-accountable basis, and in accordance with the practices, policies, and procedures of the Company in effect from time to time, for all expenses paid or incurred by the Executive in the course of and in furtherance of the business of the Company for which the Executive provides appropriate documentation and expense reporting and in accordance with the practices, policies, and procedures of the Company from time to time.

6.	State and Federal Taxes

The Executive shall assume full responsibility for the payment of any taxes (or any other obligations or payments) that may be claimed as owed by any unit of government because of the remuneration paid to the Executive (“Tax Payments”). In the event the Company is required to make a Tax Payment, then the Executive will within ten business days reimburse the Company in full in connection with such Tax Payment. The Executive shall indemnify the Company against all costs, charges and expenses incurred or sustained by the Company in connection with any action, lawsuit or proceeding to which the Company may be made a party as a result of the Tax Payments.

7.	Confidential Information

To assist the Executive in performing his role as the Chief Executive Officer, the Company may supply the Executive with confidential information concerning the Company. The Executive shall hold confidential and not disclose to others, either directly or indirectly, any such confidential information, proprietary information, intellectual property (including inventions, technology, patentable information or technology, designs, marks, trade names, improvements and works of authorship), technical data, trade secrets or know-how, including, but not limited to, research, product, business or strategic plans, proposals, products, services, customers, employee, consultant, vendor, distributor, licensor, supplier and customer lists, markets, software, developments, studies, analyses, summaries, processes, techniques, formulas, technology, budgets, financial data, and other business information which may be learned from the Company or any of its subsidiaries and affiliated companies (collectively, “Company Group”) before and during the Term (collectively, “Confidential Information”), unless the Confidential Information has been furnished directly to the Executive by the Company Group and the Executive is advised in writing by the Company that such information is not Confidential Information. The Executive acknowledges that the terms and conditions of this Agreement are deemed confidential by the Company and agrees not to disclose any information regarding it to any third party, without the Company’s prior written consent; provided, however, that Confidential Information may be disclosed by the Executive if required to do so by any regulatory authority with jurisdiction over the Company. Upon request by the Company, all documents containing Confidential Information shall be returned to the Company and no copies shall be retained by the Executive.

Notwithstanding the foregoing, such duty of confidentiality shall not extend to information: (i) which is or comes into the public domain other than through a violation by the Executive of this Agreement; (ii) is rightfully obtained from third parties under a duty of confidentiality; or (iii) which is independently developed without reference to the Company’s Confidential Information. The duties of confidentiality imposed by this Agreement shall survive termination of this Agreement or expiration of the Term or any Additional Term. All data and information developed by the Executive (including notes, summaries, and reports) while performing the services as the Chief Executive Officer shall be kept strictly confidential by the Executive and shall not be revealed to third parties without the prior written consent of the Company. All such data and information shall be owned by the Company and shall be delivered by the Executive to the Company at any time during or after the Term or any Additional Term upon written request by the Company to do so.

8.	Assignment of Inventions

In consideration for the Company sharing with the Executive the Company’s Confidential Information, the Executive further agrees that all inventions, discoveries, data, technology, designs, innovations, and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed, or developed by the Executive, solely or jointly with others, during any meeting, discussions or negotiations with representatives of the Company

(“Inventions”), or thereafter if resulting or directly derived from Confidential Information, shall be the sole property of the Company. The Executive hereby assigns to the Company all Inventions and intellectual property rights and applications in the United States and abroad.

9.	Insider Trading Policy

The Executive shall adhere strictly to the following Insider Trading Policy of the Company:

It is the policy of the Company that all Company directors, officers, employees, and consultants shall: (i) preserve the confidentiality of the Company’s material non-public information; (ii) not trade for their own account stock or any security of the Company based on that information; and (iii) not disclose that information to anyone outside of the Company. Insider trading violations include “tipping” such information to a third party as well as securities trading by the person “tipped.” The Executive shall not disclose material non-public information to others or recommend or express opinions to anyone regarding the purchase or sale of the Stock when the Executive becomes aware of such information.

Information is deemed material if a reasonable investor would consider it important in deciding whether to buy, hold or sell the Stock or such information could reasonably be expected to affect the price of the Stock. This includes, but is not limited to, such matters as pending transactions (including joint ventures, licenses, collaborations, mergers, acquisitions, business combinations, financings, or investment), new contracts, changes in senior management, litigation, and adverse financial or business developments.

If the Executive is found to be in violation of the Company’s Insider Trading Policy, this Agreement shall immediately terminate upon Notice to the Executive. If the Executive knows or has reason to believe that any person has engaged in Stock trading in violation of this policy, the Executive shall immediately notify the Chief Financial Officer.

10.	Dispute Resolution

If a dispute arises relating to this Agreement or the termination thereof or for any other reason under any federal or state law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute”), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the Parties. The Parties shall share the costs of the mediator equally. Each Party shall cooperate fully and fairly with the mediator and shall attempt in good faith to reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within 30 days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 10.

Binding arbitration shall be conducted by Jams, Inc. (“JAMS”) sitting in Clark County, Nevada, for resolution by a single arbitrator acceptable to the Parties. If the Parties fail to agree to an arbitrator within 10 days of a written demand for arbitration being sent by one Party to the other, then JAMS shall select the arbitrator in accordance with the JAMS Rules for Commercial

Arbitration. The arbitration shall be conducted in accordance with the JAMS Rules for

Commercial Arbitration. The award of the arbitrator shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection therewith from any non-prevailing Party involved therein.

11.	Governing Law; Consent to Jurisdiction

All questions with respect to the construction or enforcement of this Agreement, and the rights and obligations of the Parties under this Agreement, shall be determined in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely in the State of Nevada. The Parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in the State of Nevada for any proceeding arising out of or relating to this Agreement.

12.	Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

The Executive shall not assign any of his rights under this Agreement or delegate any of his responsibilities, without the prior written consent of the Company which may be exercised in its sole discretion. This Agreement binds and benefits the heirs, successors, and assignees of the Parties, subject to the prohibition on assignments contained in this Section 12.

13.	Indemnification; Liability Insurance

The Company shall defend, indemnify, and hold the Executive harmless from and against any past, present or future claims, actions, demands, losses, costs, expenses, liability or other damages arising from his employment with the Company (“Indemnifiable Event”), including reasonable attorney’s fees and costs, amounts, and expenses incurred by or imposed against the Executive arising out of or relating to any past, present, or future claims, actions, demands, losses, costs, expenses, liability or other damages due to the Executive’s employment pursuant to this Agreement (collectively, “Claims”).

For the duration of the Executive’s service as an officer, director or other agent of the Company, and thereafter for so long as the Executive is subject to any pending or possible Claims by reason of any Indemnifiable Event, the Company shall use commercially reasonable efforts to cause to be maintained in effect policies of liability insurance providing coverage for directors and officers (“D&O Insurance”) of the Company that are substantially comparable in scope and amount customarily associated D&O Insurance at Nasdaq-listed technology companies of the same size as the Company.

14.	Notices

All notices, requests and demands to or upon a Party to this Agreement (“Notice”), to be effective, shall be in writing and shall be sent: (i) certified or registered mail, return receipt requested; (ii) by personal delivery against receipt; (iii) by overnight courier; or (iv) by email and, unless otherwise expressly provided herein, and shall be deemed to have been validly served, given, delivered, and received (x) on the date indicated on the receipt, when delivered by personal delivery against receipt or by certified or registered mail (y) one business day after deposit with an overnight courier or (z) in the case of email notice, when sent. Notices shall be addressed to/from the Company at its corporate address and to/from the Executive’s address set forth below.

15.	Waiver

If a Party waives any term or provision of this Agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either Party fails to exercise or delays exercising any of its or his rights or remedies under this Agreement, the Party retains the right to enforce that term or provision later.

16.	Severability

If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Agreement invalid or unenforceable, and such provision shall be modified, amended, or limited only to the extent as necessary to render it valid and enforceable.

17.	Entire Agreement and Modification

This Agreement contains the entire agreement and understanding by the Parties concerning the subject matter of this Agreement and supersedes and replaces all prior negotiations, proposed agreements, and agreements, whether written or oral, between the Parties with respect to the subject matter of this Agreement. This Agreement may be amended or modified only by a written agreement signed by the Parties.

18.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to be one and the same agreement. Delivery of an executed counterpart (PDF) by electronic transmission shall be deemed delivery of an original for all purposes under this Agreement.

Avant Technologies, Inc.

By: _____/s/ Vitalis Racius ________________

Printed Name: Vitalis Racius

Title: Chief Financial Officer, President & Director

Address: 5348 VEGAS DRIVE, LAS VEGAS, NV, 89108

Kenneth L. Waggoner

By: ______/s/ Kenneth L. Waggoner ____

Printed Name: Kenneth L. Waggoner